Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation Reports
Second Quarter Fiscal 2010 Financial Results
Record Quarterly Sales of $109 Million (+49%)
Record Quarterly Net Income of $13.3 Million
Quarterly Firearms Sales of $89 Million (+32%)
Perimeter Security Sales Double Prior Year Levels
SPRINGFIELD, Mass., December 3, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection and sport, today announced financial results for the second fiscal quarter ended October 31, 2009.
Net sales of $108.8 million for the second fiscal quarter ended October 31, 2009 were $35.6 million, or 48.6%, higher than net sales of $73.2 million for the comparable quarter last year.
Michael F. Golden, Smith & Wesson President and CEO, said, “We continued to capitalize in our second quarter on the strong demand for products in both our firearms and perimeter security businesses to deliver a new record level of quarterly revenue. Our factories leveraged production volumes, and we continued to focus on cost controls to deliver solid results. Sales of $93.4 million in our firearms segment exceeded the expectations we set last quarter, and our perimeter security segment, Universal Safety Response (“USR”), performed well, as anticipated, with sales of $15.4 million.”
For the second quarter of fiscal 2010, gross profit of $34.6 million, or 31.8% of sales, increased by 74.5% compared with gross profit of $19.8 million, or 27.1% of sales, for the second quarter last year. Net income for the second quarter of fiscal 2010 was $13.3 million, or $0.21 per diluted share, compared with a net loss of $76.2 million, or $1.62 per share, for the second quarter of fiscal 2009.
Net income for the second quarter of fiscal 2010 included a non-cash, fair-value adjustment to the contingent consideration liability related to our acquisition of USR that increased fully diluted earnings per share by $0.11 in the second quarter.
The purchase of USR included a provision whereby stockholders of USR could earn 4,080,000 shares of Smith & Wesson common stock in the event USR achieves established EBITDAS performance targets by December 2010. Accounting pronouncements indicate that the value of the entire earn-out amount is to be recorded as a liability as of the transaction date. This earn-out consideration was recorded as a liability on the July 20 transaction closing date of approximately

$27 million based on a stock price on that date of $6.86. Because we record changes in the fair value of this liability as of each reporting date, this liability was reduced to approximately $24 million on July 31, 2009 and then subsequently reduced to $17 million on October 31 when the closing price of our stock was $4.27. The $7.2 million reduction in the fair value of this liability is shown as a gain in our second quarter results. The need for ongoing fair value accounting of this earn-out liability will subject us to potential, significant non-cash fluctuations in our reported GAAP earnings over the next five quarters.
Without the adjustment explained above, net income for the second quarter of fiscal 2010 would have been $6.1 million, or $0.10 per fully diluted share. It should also be noted that net income for the second quarter of fiscal 2009 included the impact of a non-cash impairment charge of $76.5 million related to a write-down of goodwill and intangible assets recorded upon the purchase of Thompson/Center Arms. Without that charge, net income for the second quarter of fiscal 2009 would have been approximately $0.01 per fully diluted share.
Adjusted EBITDAS, a non-GAAP financial measure, was $16.3 million for the second quarter compared with adjusted EBITDAS of $6.6 million for the comparable quarter last year.
William F. Spengler, EVP and Chief Financial Officer, said, “Firearm sales increased for our second quarter by $21.6 million, or 31.9%, over the comparable quarter last year. Sales of pistols increased 29.2%, as we addressed firearms backlog and ongoing consumer demand, while Walther product sales grew by 36.1%. Revolver sales increased 39.2% versus the year ago quarter, fueled by ongoing demand for smaller-framed revolvers for personal protection. Sales of tactical rifles for the quarter grew by 80.9% versus the prior year quarter, driven by consumer demand for our newly launched M&P15-22, as well as law enforcement demand for our standard M&P15 tactical rifles. Sales of hunting rifles were roughly flat versus the prior year quarter.”
Spengler continued, “Gross profit increased to $34.6 million versus $19.8 million for the comparable quarter a year ago. Gross profit margin improved to 31.8% from 27.1% for the year ago quarter. Increased production of handguns and tactical rifles provided improved overhead absorption at our Springfield, Massachusetts factory. Our factory in Rochester, New Hampshire also helped gross margins by delivering improved operational efficiencies and as a result of the launch of the new T/C Venture bolt-action rifle. In addition, margins in our firearms business benefited from reduced promotional activities during the quarter.
The perimeter security business continued to perform well, as revenue met high growth expectations and orders on hand, or backlog, at the end of the quarter reached $44.4 million, a level more than double that at the end of the prior year quarter. Gross profit margin in the perimeter security business came in below 30%, prior to purchase accounting adjustments, as a few strategic projects delivered margins that were below the norm. In addition, purchase accounting entries significantly reduced the profit from any existing, firm contracts in place at the time of our acquisition of USR, which further reduced the effect of the USR revenue on our gross margins. We continue to expect very strong growth in revenue and profitability from our perimeter security business based on ongoing, strong demand for USR’s products and services and based on newer contracts. Due to the lower gross profit margins, however, we no longer anticipate that the earn-out shares associated with calendar 2009 EBITDAS results will be released. We nevertheless anticipate releasing all of the earn-out shares as of the end of calendar

2010, based on our expectation that calendar 2010 EBITDAS will meet or exceed the threshold level of $15.0 million.”
Total operating expenses of $23.4 million, or 21.5% of sales, for the quarter increased versus operating expenses of $17.3 million excluding the impairment, or 23.6% of sales, for the second quarter last year. The dollar increase in operating expenses resulted primarily from higher profit sharing and incentive compensation accruals tied to higher operating income in the firearms business, combined with $2.9 million of operating expense at USR, which was not included in the prior year results.
“Our firearms backlog was $95.8 million at the end of our second quarter. As we indicated earlier in the fall, the firearms business continues to move toward more normal levels of demand and production, evidenced by the decline in our second quarter backlog. Cancellations caused approximately 30% of this decline. Because our backlog represents product that has been ordered but not yet shipped, additional portions of the backlog can always be cancelled in the future.”
Inventory levels increased by approximately $3.8 million over fiscal 2009 year-end levels, due solely to the inclusion of USR inventory. Accounts receivable increased by $15.6 million over year-end levels to $63.8 million, due to the inclusion of $18.1 million in USR accounts receivable. At the end of the second quarter, the Company had approximately $46.4 million in cash and had no borrowings under its revolving line of credit. Following the end of the quarter, the Company paid off $4.8 million of debt, which carried interest costs in excess of 6%. The Company also expanded its revolving line of credit with TD Bank from $40 million to $60 million, but has no current plan to draw on that line.
Outlook
Spengler added, “We expect total company sales for the third quarter to be between $90 million and $95 million, an increase of between 8% and 14% over the prior year. Within that total, we expect the firearms segment to contribute between $72 million and $76 million, and the perimeter security segment to contribute the balance. Firearms revenue within this range reflects more normalized levels of demand and production versus the spike that we experienced beginning in the third quarter of fiscal 2009. In addition, third quarter revenue and factory-level overhead absorption is routinely and unfavorably impacted by an annual two-week holiday shutdown at our three firearms manufacturing factories, as well as hunting-related seasonality. With respect to USR, we anticipate gross profit margins prior to purchase accounting entries to return to above the 30% level, but note that USR results will continue to have a limited impact on total company earnings in the coming quarter due to the additional effects of purchase accounting entries.
“Based on this, we expect total company gross profit margin in the third quarter to be between 25.0% and 27.0%. We expect third quarter operating expenses to be comparable in dollars to our second quarter, reflecting increased sales and marketing expense for the SHOT show, offset by lower general and administrative costs,” concluded Spengler.
Retired Rear Admiral, David M. Stone
Smith & Wesson Chairman of the Board, Barry M. Monheit, said, “It is with great sadness that we convey news of the recent passing of Retired Rear Admiral, David M. Stone, who was both a friend and a highly regarded member of our board of directors. David will be remembered by us all, not only for his meaningful professional contributions, but also for the friendship and kindness that he bestowed on those of us fortunate enough to know him.”
Conference Call
The Company will host a conference call today, December 3, 2009, to discuss its second quarter fiscal 2010 results. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (3:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Reconciliation of U.S. GAAP to Adjusted EBITDAS
In this press release, a non-GAAP financial measure, known as “Adjusted EBITDAS” is presented. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense and certain other non-cash transactions. From time to time, the Company may also elect to exclude certain significant non-recurring items in order to provide the reader with an improved understanding of underlying performance trends. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at adjusted EBITDAS for the three-month period ended October 31, 2009. Adjusted or non-GAAP financial measures provide investors and the Company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. Our definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection and sport. The company designs and constructs facility perimeter security solutions for military and commercial applications, and delivers a broad portfolio of firearms and related training to the military, law enforcement and sports markets. SWHC companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, a full-service perimeter security integrator, barrier manufacturer and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. SWHC facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the strong growth in revenue and profitability prospects of the Company’s security business, the anticipated release of earn-out shares based on USR’s EBITDAS for calendar 2009 and calendar 2010, levels of demand and production relating to the Company’s firearms business, potential reduction of backlog levels, and the Company’s sales, gross profit margin, and operating expense outlook for the fiscal quarter ending January 31, 2010. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products; the state of the U.S. economy; general economic conditions and consumer spending patterns; the continued strong consumer demand for the Company’s handguns and tactical rifle products resulting in part from external factors, including a new administration taking office in Washington, D.C., speculation surrounding increased gun control, and heightened fear of terrorism and crime; the effect that fair value accounting relating to the USR acquisition may have on the Company’s GAAP earnings as a result of increases or decreases in the Company’s stock price; the ability of the Company to integrate USR in a successful manner; the Company’s growth opportunities; the Company’s anticipated growth; the ability of the Company to capitalize on strong consumer demand for its products, particularly pistols, revolvers, and tactical rifles; the ability of the Company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the Company’s hunting products in the consumer discretionary marketplace and distribution channel; the Company’s penetration rates in new and existing markets; the Company’s strategies; the ability of the Company to introduce any new products; the success of any new product; the success of the Company’s diversification strategy, including the expansion of the Company’s markets; the diversification of the Company’s future revenue base resulting from the acquisition of USR; and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2009.
SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	October 31, 2009	April 30, 2009
	(Unaudited)
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$46,396	$39,822
Accounts receivable, net of allowance for doubtful accounts of $863 on October 31, 2009 and $2,386 on April 30, 2009	63,791	48,232
Inventories	45,535	41,729
Other current assets	4,832	3,093
Deferred income taxes	11,026	12,505
Income tax receivable	3,583	—

Total current assets	175,163	145,381

Property, plant and equipment, net	54,356	51,135
Intangibles, net	17,272	5,940
Goodwill	80,545	—
Deferred income taxes	—	1,143
Other assets	6,298	6,632

	$333,634	$210,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,104	$21,009
Accrued expenses	18,619	17,606
Accrued payroll	6,858	7,462
Accrued income taxes	—	2,790
Accrued taxes other than income	2,565	2,208
Accrued profit sharing	11,278	6,208
Accrued product liability	3,324	3,418
Accrued warranty	3,738	4,287
Current portion of notes payable	3,592	2,378

Total current liabilities	69,078	67,366

Deferred income taxes	4,443	—

Notes payable, net of current portion	82,569	83,606

Other non-current liabilities	26,125	8,633

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 60,823,923 shares issued and 59,623,923 shares outstanding on October 31, 2009 and 48,967,938 shares issued and 47,767,938 shares outstanding on April 30, 2009	61	49
Additional paid-in capital	166,006	91,103
Retained earnings/(accumulated deficit)	(8,325)	(34,203)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	151,419	50,626

	$333,634	$210,231

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended:		For the Six Months Ended
	(in thousands, except per share data)
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Net product and services sales	$108,808	$73,227	$211,045	$151,706
Cost of products and services sold	74,245	53,418	140,859	107,049

Gross profit	34,563	19,809	70,186	44,657

Operating expenses:
Research and development	1,041	617	1,921	1,392
Selling and marketing	8,461	7,376	15,506	15,079
General and administrative	13,939	9,260	24,938	19,909
Impairment of long-lived assets	0	98,243	0	98,243

Total operating expenses	23,441	115,496	42,365	134,623

Income from operations	11,122	(95,687)	27,821	(89,966)

Other income/(expense):
Other income/(expense), net	7,282	(768)	10,487	(881)
Interest income	82	129	241	187
Interest expense	(1,191)	(1,413)	(2,522)	(3,465)

Total other income/(expense), net	6,173	(2,052)	8,206	(4,159)

Income before income taxes	17,295	(97,739)	36,027	(94,125)
Income tax expense	3,990	(21,509)	10,149	(20,147)

Net income/comprehensive income	$13,305	$(76,230)	$25,878	$(73,978)

Weighted average number of common and common equivalent shares outstanding, basic	59,526	47,109	56,652	46,263

Net income per share, basic	$0.22	$(1.62)	$0.46	$(1.60)

Weighted average number of common and common equivalent shares outstanding, diluted	66,806	47,109	63,965	46,263

Net income per share, diluted	$0.21	$(1.62)	$0.42	$(1.60)

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDAS (Unaudited)

	For the Three Months Ended October 31, 2009:				For the Three Months Ended October 31, 2008:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$108,808			$108,808	$73,227			$73,227
Cost of products and services sold	74,245	$(2,083	)(8)	72,162	53,418	$(1,868	)(1)	51,550

Gross profit	34,563	2,083		36,646	19,809	1,868		21,677

Operating expenses:
Research and development	1,041	(20	)(1)	1,021	617	(21	)(1)	596
Selling and marketing	8,461	(43	)(1)	8,418	7,376	(40	)(1)	7,336
General and administrative	13,939	(2,882	)(2)	11,057	9,260	(1,953	)(2)	7,307
Impairment of long-lived assets	0	—	(3)	—	98,243	(98,243	)(7)	—

Total operating expenses	23,441	(2,945)		20,496	115,496	(100,257)		15,239

Income/(loss) from operations	11,122	5,028		16,150	(95,687)	102,125		6,438

Other income/(expense):
Other income/(expense), net	7,282	(7,204	)(6)	78	(768)	770	(5)	2
Interest income	82			82	129			129
Interest expense	(1,191)	1,191	(3)	0	(1,413)	1,413	(3)	0

Total other income/(expense), net	6,173	(6,013)		160	(2,052)	2,183		131

Income before income taxes	17,295	(985)		16,310	(97,739)	104,308		6,569
Income tax expense	3,990	(3,990	)(4)	0	(21,509)	21,509	(4)	0

Net income/(loss)/comprehensive	$13,305	$3,005		$16,310	$(76,230)	$82,799		$6,569

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Six Months Ended October 31, 2009:				For the Six Months Ended October 31, 2008:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$211,045			$211,045	$151,706			$151,706
Cost of products and services sold	140,859	$(4,034	)(8)	136,825	107,049	$(3,788	)(1)	103,261

Gross profit	70,186	4,034		74,220	44,657	3,788		48,445

Operating expenses:
Research and development	1,921	(40	)(1)	1,881	1,392	(44	)(1)	1,348
Selling and marketing	15,506	(86	)(1)	15,420	15,079	(83	)(1)	14,996
General and administrative	24,938	(4,223	)(2)	20,715	19,909	(4,386	)(2)	15,523
Impairment of long-lived assets	0	0		0	98,243	(98,243	)(7)	0

Total operating expenses	42,365	(4,349)		38,016	134,623	(102,756)		31,867

Income/(loss) from operations	27,821	8,383		36,204	(89,966)	106,544		16,578

Other income/(expense):
Other income/(expense), net	10,487	(10,405	)(6)	82	(881)	867	(5)	(14)
Interest income	241			241	187			187
Interest expense	(2,522)	2,522	(3)	0	(3,465)	3,465	(3)	0

Total other expense, net	8,206	(7,883)		323	(4,159)	4,332		173

Income/(loss) before income taxes	36,027	500		36,527	(94,125)	110,876		16,751
Income tax expense/(benefit)	10,149	(10,149	)(4)	0	(20,147)	20,147	(4)	0

Net income/(loss)/comprehensive	$25,878	$10,649		$36,527	$(73,978)	$90,729		$16,751

(1)	To eliminate depreciation expense.

(2)	To eliminate depreciation, amortization, and stock-based compensation expense.

(3)	To eliminate interest expense.

(4)	To eliminate income tax expense.

(5)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts.

(6)	To eliminate impact of adjustment to fair value of contingent consideration liability.

(7)	To eliminate write down of long-lived assets.

(8)	To eliminate depreciation and amortization expense.